Exhibit 10.26

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SUPPLY AND LICENSE AGREEMENT

This Supply and License Agreement (this “Agreement”), dated as of August 1, , 2021 (the “Effective Date”), is by and between Bolt Threads, Inc., a Delaware corporation (“Bolt”), and VEGAMOUR, Inc., a Delaware corporation (“VEGAMOUR”) (each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Bolt is the inventor and owner of a number of patents and other intellectual property relating to bSilk protein (as used herein, “bSilk Powder” and “Product”). Bolt is also owner of the registered WIPO trademark bSilk (WIPO Reg. No. 1459737) in International Class 001, for, inter alia, “proteins for use in manufacture; proteins for use in the manufacture of cosmetics; recombinant protein products used in cosmetic preparations, specifically recombinant proteins as a powder, solution, or a hydrogel precursor,” and in International Class 003, for, inter alia, “topical skin care products, namely, day creams, serums, masks, beauty milks, cleansing solutions, anti-wrinkle creams, and moisturizers; cosmetics; cosmetic products, namely, makeup primers, makeup bases, and pigment extenders; non-medicated sun care preparations; non-medicated sun care preparations, namely, oils, lotions, moisturizers, sunscreens, sun blocks, and preparations to assist in protecting the skin and minimizing skin damage from the sun, which registration has been designated and/or registered in at least the European Union and the United States (the “Registered Mark”) and the common law trademark bSilk for biodegradable unhydrolyzed silk proteins (the “Powder Mark”, together with the Registered Mark, the “bSilk Mark”).

WHEREAS, VEGAMOUR 1s the manufacturer of haircare products distributed under the “VEGAMOUR” brand name.

WHEREAS, VEGAMOUR desires to order from Bolt, and Bolt desires to supply to VEGAMOUR, certain quantities of bSilk Powder as mutually agreed by the Parties and license the bSilk Mark and certain know-how for the production of VEGAMOUR's haircare products pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. Term. The term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2023 (the “Term”), unless earlier terminated or extended in accordance with this Agreement. This Agreement shall terminate without further notice upon the expiration of the Term, and any retention of bSilk Powder by VEGAMOUR after the expiration of the Term shall not constitute a renewal hereof.

2. Limited bSilk Powder and Know-How License. Subject to the terms and conditions set forth in this Agreement, including VEGAMOUR's limited permitted use of bSilk Powder hereunder, Bolt hereby grants to VEGAMOUR and VEGAMOUR hereby accepts, a limited, non-transferable, non-sublicensable, non-assignable license to use the bSilk Powder (the “Product License”) solely for the purpose of developing and manufacturing haircare products in Spain and Germany, and distributing haircare products (“Haircare Products”) for sale in the United States (the “Territory”). Bolt's Product License to VEGAMOUR shall not be exclusive to VEGAMOUR. In addition to the foregoing, Bolt hereby grants to VEGAMOUR, and VEGAMOUR hereby accepts, a limited, non-transferable, non-sublicensable, non-assignable license of Bolt's know-how in connection with the use and incorporation ofbSilk Powder in the manufacture of the Haircare Products (the “Technology License”).

3. Limited Trademark License. Subject to the terms and conditions set forth in this Agreement, Bolt grants to VEGAMOUR a non-exclusive, non-transferable, non-assignable license with limited rights to sublicense only to the extent reasonably necessary to effect performance of the activities contemplated in this Agreement by contractors of VEGAMOUR on behalf of VEGAMOUR (e.g., granting sublicenses to YouTube or bloggers/influencers), to use the bSilk Mark, solely in connection with any advertising, marketing or promotion of the Haircare Products by VEGAMOUR (“Marketing Activities”) or the distribution or sale of such Haircare Products (the “Trademark License”). VEGAMOUR shall be liable for any misrepresentation of claims or violation of advertising or labeling laws relating to the Haircare Products made by VEGAMOUR. VEGAMOUR shall use reasonable efforts to use the bSilk Mark on label packaging produced in the Territory. The use of the bSilk Mark shall be proper trademark use, and VEGAMOUR or its customers shall use the appropriate trademark notice symbol (i.e., ® or ™) and shall indicate the bSilk Mark is a trademark of Bolt where reasonable possible to do so (the “Trademark Marking”). VEGAMOUR acknowledges that the bSilk Mark licensed hereby shall remain the property of Bolt and that all goodwill in the bSilk Mark shall inure to Bolt's benefit, and that no right or license concerning or interest in such marks is granted or shall accrue except as provided above. As a condition of the Trademark License, VEGAMOUR acknowledges and agrees that the nature and quality of all products bearing the bSilk Mark shall be, at a minimum, in accordance with generally accepted standards for such products in the industry, at least of the same quality of other VEGAMOUR branded products. Upon request, VEGAMOUR shall provide representative samples of products containing bSilk Powder to Bolt.

4. Product Orders· Minimum Purchase Requirements. VEGAMOUR may request Bolt to deliver bSilk Powder in amounts set forth in a written order for such bSilk Powder issued by VEGAMOUR (a “Product Order”) setting forth a delivery date mutually agreed by the Parties, in accordance with the terms thereof and the terms of this Agreement. With respect to annual minimum purchases (each, a “Minimum Purchase”) pursuant to this Agreement, a Minimum Purchase of [***] kg shall apply for the remainder of 2021 at a purchase price of [***]/kg. VEGAMOUR agrees to purchase a minimum of [***] kg of bSilk during 2022. Vegamour agrees to purchase a minimum of [***] kg of bSilk in 2023. The pricing tier (Exhibit A) offered for years 2022 & 2023 is based on the current annual quantity ordered to date at the time the PO is issued. Once the threshold is met to qualify for the next Tier, the next PO submitted will qualify for that price tier. For years 2022 & 2023, the previous annual order amount (invoiced) will be used to determine the pricing tier initially offered for the following new year. The provisions of this Agreement shall prevail over any conflicting statement, term or provision contained in any document related to this Agreement passing between the Parties (whether a Product Order issued hereunder or otherwise), including any acknowledgment, confirmation or notice.

5. No Exclusivizy: Most Favored Nation. This supply arrangement is non-exclusive as to Bolt, and Bolt may, during the Term, sell its bSilk Powder to other third parties for the manufacture of products, including haircare products or other personal products. In the event Bolt agrees to sell bSilk to any third party on pricing and discount terms more favorable than those offered to VEGAMOUR after the Effective Date of the Agreement, the same pricing and discount terms shall apply to bSilk purchased thereafter by VEGAMOUR, provided that VEGAMOUR has satisfied the applicable Minimum Purchase requirement at the time.

6. Supply Shortages. Bolt will notify VEGAMOUR promptly in writing upon becoming aware of any supply shortage, supply delay, inability to supply or any other interruption or potential interruption in the supply of bSilk Powder hereunder.

7. Delivery of Products and Acceptance.

a. Delivery of Product. Bolt shall deliver ordered bSilk Powder in accordance with the terms of this Agreement and shall be shipped FOB Bolt's facility, or other location as may be designated by Bolt. Costs of shipping the bSilk Powder shall be borne by VEGAMOUR. Title to the bSilk Powder shall pass to VEGAMOUR upon acceptance of the bSilk Powder from the third-party freight forwarder.

b. Packaging. All bSilk Powder shipped to VEGAMOUR hereunder shall be properly labeled in accordance with applicable laws. Bolt shall pack all bSilk Powder in a manner which is adequate to protect bSilk Powder from loss or damage in transit and in accordance with standard commercial practices. All shipments of bSilk Powder shall include a packing slip containing identifying information, including the Product Order date and number, the type and quantity ofbSilk Powder ordered and shipped, and any other relevant documentation relating to the shipped bSilk Powder. Any costs in relation to the packaging the bSilk Powder shall be borne by the Bolt.

c. Acceptance. All delivered bSilk Powder will be subject to final inspection and acceptance at the designated destination point within three (3) business days following delivery (the “Inspection Period”). VEGAMOUR shall notify Bolt within the Inspection Period of any shipment containing damaged bSilk Powder or that does not conform with the terms of the applicable Product Order or this Agreement. If VEGAMOUR fails to provide notice of rejection prior to the expiration of the Inspection Period for any shipment of bSilk Powder, such bSilk Powder shall be deemed accepted by VEGAMOUR. Without prejudice to any other right or remedy of VEGAMOUR, in the event any shipment of bSilk Powder contains damaged bSilk Powder or is otherwise not in conformity with the applicable Product Order or this Agreement, VEGAMOUR will have the right to reject such bSilk Powder prior to the expiration of the Inspection Period. VEGAMOUR will not be required to pay for any shipping costs or any other costs related to such rejected bSilk Powder. VEGAMOUR will return all such rejected bSilk Powder to Bolt at Bolt's expense and provide Bolt with a statement in reasonable detail of its reasons for rejection. Upon VEGAMOUR's rejection of any bSilk Powder, at VEGAMOUR's sole discretion, VEGAMOUR may (a) elect to have such rejected bSilk Powder replaced by and at the expense of Bolt or (b) cancel the Product Order for such Product.

8. Bolt Representations and Warranties.  Bolt represents and warrants to VEGAMOUR that:

a. All bSilk Powder supplied to VEGAMOUR hereunder shall (i) comply with all applicable United States federal, state and local statutes, ordinances, rules and regulation for cosmetics, hair or skin care, including with respect to manufacturing, packaging and labeling of bSilk Powder, sold in the United States, (ii) under proper storage, be free of any defects in material, workmanship and design and be of merchantable quality, and (iii) be free of all liens, encumbrances and defects in title.

b. Bolt owns and has the right to transfer to VEGAMOUR all bSilk Powder delivered to VEGAMOUR hereunder, and that such bSilk Powder does not infringe, misappropriate or violate any third-party intellectual property rights such as patents, trademarks, copyrights and similar intellectual property associated with the bSilk Powder.

c. To Bolt's knowledge, the bSilk Powder, the bSilk Mark, the know-how, and any and all intellectual property provided to VEGAMOUR by Bolt hereunder or related thereto (collectively, the “bSilk Intellectual Property”) do not and will not infringe or violate any patent, copyright, trademark, service mark, trade secret, non-disclosure obligation, or other intellectual property or proprietary right of any other person in the Territory; and VEGAMOUR's use of the bSilk Intellectual Property will not infringe upon or violate any such right in the Territory.

d. Bolt has the right to grant the licenses described in Sections 2 and 3 above to VEGAMOUR.

e. Bolt is a duly and validly organized and existing company in good standing under the laws of its jurisdiction of formation, and that it is legally qualified to do business in each jurisdiction in which its activities require such qualification.

f. The performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict, or violation of any terms or provisions of, or constitute a default under, Bolt's governing documents or any material agreement or instrument to which it is a party or by which it is bound.

g. Bolt has taken all requisite corporate action for the due authorization, execution, delivery, and performance of this Agreement, and this Agreement constitutes a legally binding obligation, enforceable against Bolt, in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

9. VEGAMOUR Representations and Warranties. VEGAMOUR represents and warrants to Bolt that:

a. All Manufacturing performed pursuant to this Agreement usmg the bSilk Powder, as well as pursuant to any agreement with any third party will be executed in a professional, skillful and craftsmanlike manner in accordance with generally accepted standards for industry practices.

b. It shall not distribute, directly or indirectly, any Haircare Products using the bSilk Powder outside of the Territory (or to persons or entities that it knows or has any reason to believe may distribute outside of the Territory) without the express written consent of Bolt, in its sole and absolute discretion.

c. It shall not utilize bSilk Powder for any goods other than Haircare Products, which can only be sold in the Territory.

d. It shall not take any action that is an unauthorized or illegal use of the bSilk Mark or knowingly or intentionally impair the validity or enforceability of the bSilk Mark; use the bSilk Mark in a generic manner; dilute or tarnish the bSilk Mark; bring into disrepute the reputation of Bolt or the bSilk Mark; or otherwise diminish or impair the goodwill associated with Bolt or the bSilk Mark.

e. It shall not, directly or indirectly, reverse engineer, attempt to reverse engineer, or facilitate or otherwise assist any third party in reverse engineering or attempting to reverse engineer the technology underlying the bSilk Powder. VEGAMOUR further represents, warrants, acknowledges, and agrees that Bolt owns all of the intellectual property and know-how provided to VEGAMOUR pursuant to this Agreement, and at the end of the Term, VEGAMOUR shall cease all use of bSilk Intellectual Property.

f. All Haircare Products manufactured by VEGAMOUR utilizing bSilk Powder shall comply with all local statutes, ordinances, rules and regulation for cosmetics, hair or skin care applicable in the Territory, including with respect to manufacturing, packaging, and labeling of Haircare Products sold in the Territory.

g. VEGAMOUR is a duly and validly organized and existing company in good standing under the laws of its jurisdiction of formation, and that it is legally qualified to do business in each jurisdiction in which its activities require such qualification; the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach, conflict or violation of any terms or provisions of, or constitute a default under VEGAMOUR's governing documents or any material agreement or instrument to which it is a party or by which it is bound.

h. VEGAMOUR has taken all requisite corporate action for the due authorization, execution, delivery, and performance of this Agreement, and this Agreement constitutes a legally binding obligation, enforceable against VEGAMOUR in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the rights of creditors generally.

EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PARTIES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

i. Regulatory Inspections. If any Regulatory Authority (a) contacts VEGAMOUR with respect to the Haircare Products and conducts, or gives notice of its intent to conduct, an inspection at VEGAMOUR or its manufacturer's facilities or (b) takes, or gives notice to VEGAMOUR or its manufacturer of its intent to take, any other regulatory action alleging improper or inadequate manufacturing practices with respect to its development and/or manufacture of the Haircare Products utilizing bSilk Powder VEGAMOUR shall notify Bolt within two (2) business days of such contact or notice, or sooner if necessary to permit Bolt to be present at, or otherwise participate in, any such inspection or regulatory action with respect to the Haircare Products and shall supply Bolt with all information pertinent thereto. VEGAMOUR shall notify Bolt of such Regulatory Agency's request for records relating to bSilk Powder for the purpose of inspection. VEGAMOUR shall provide Bolt with copies of all documentation issued by any Regulatory Authority in connection therewith and any proposed response thereto and any other information Bolt may reasonably request. For the purposes of this Section, “Regulatory Authority” means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement in any country, which has jurisdiction over VEGAMOUR and the Haircare Products or the activities of the Parties contemplated by this Agreement, as the context requires.

10. Payments and Payment Schedule. VEGAMOUR hereby agrees to pay Bolt in U.S. Dollars the amounts set forth in a Purchase Order, and according to the following schedule. Upon issuance of a Purchase Order for Products, [***]% of the balance of the portion of the Minimum Purchase (“PO Balance”) covered by such Purchase Order shall be paid to Bolt with the remainder of the PO Balance paid within [***] days of the bill of lading for such Purchase Order. The PO Balance shall be due and payable to Bolt within the thirty-day period. In addition, upon written notice by Bolt of VEGAMOUR'S failure to issue Purchase Orders in accordance with Section 4 in the aggregate equal to the Minimum Purchase, VEGAMOUR shall be obligated to pay Bolt within thirty (30) days of receipt of such notice the amount equal to the Minimum Purchase less the aggregate Purchase Orders made hereunder. All payments shall be made by wire transfer in accordance with instructions provided by Bolt. If payment is not received when due, VEGAMOUR shall be liable to a late payment charge equal to [***]% of the overdue balance per month to compensate Bolt for the cost of collection and its loss of the use of the money due. VEGAMOUR acknowledges that such late charges are reasonable and do not constitute a penalty.

11. Indemnification, Limitation of Liability, Insurance.

a. Indemnification by Bolt. Bolt shall defend, indemnify and hold harmless VEGAMOUR, its affiliates, officers, directors, employees and agents (each, an “VEGAMOUR Indemnitee”) from and against any damages, liability, losses, costs and expenses (including reasonable attorneys' fees) incurred by any VEGAMOUR Indemnitee in connection with any claim, action, suit or proceeding arising from or related to: (a) the bSilk Powder, including death or bodily injury resulting from use of the bSilk Powder or the distribution or use thereof, except to the extent caused by the negligence or willful misconduct of VEGAMOUR; (b) any material breach of Bolt's representations, warranties or obligations under this Agreement; (c) any allegation that the bSilk Powder infringes, misappropriates or violates any third-party intellectual property right; (d) product liability claims relating to bSilk Powder; or (e) Bolt's gross negligence or willful misconduct. If any bSilk Powder or its use is held to constitute an infringement, misappropriation or violation of any third-party intellectual property right, or if in Bolt's opinion, any portion of such bSilk Powder is, or is likely to be held to constitute an infringement, misappropriation or violation of a third-party's intellectual property rights, Bolt will, at its expense and option: (i) procure the right for VEGAMOUR to continue using such bSilk Powder; or (ii) replace or modify such bSilk Powder with a non-infringing and non-misappropriating equivalent. If none of the foregoing options is economically feasible, Bolt shall so notify VEGAMOUR, and VEGAMOUR shall be entitled to terminate this Agreement.

b. Indemnification by VEGAMOUR. VEGAMOUR shall defend, indemnify and hold harmless Bolt, its affiliates, officers, directors, employees and agents (each, a “Bolt Indemnitee”) from and against any damages, liability, losses, costs and expenses (including reasonable attorneys' fees) incurred by any Bolt Indemnitee in connection with any claim, action, suit or proceeding arising from or related to: (a) the Haircare Products, including death or bodily injury resulting from use of the Haircare Products, except to the extent caused by the negligence or willful misconduct of VEGAMOUR; (b) VEGAMOURs performance of any Marketing Activities; (c) any material breach of VEGAMOUR's representations, warranties or obligations under this Agreement including any unauthorized distribution of the Haircare Products beyond the Territory; (d) product liability claims relating to the Haircare Products, or (e) VEGAMOUR's gross negligence or willful misconduct.

c. Insurance. Each Party shall maintain insurance during the Term in amounts adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated, including, without limitation, product liability insurance for personal injury, death or property damage. It is understood that any insurance described in this Section shall not be construed to limit either Party's liability with respect to its indemnification obligations under this Section or breach of its confidentiality obligations set forth in Section 15. Each Party shall provide the other Party with written evidence of such insurance upon request.

d. Limitation of Liability. EXCEPT FOR EACH PARTY'S BREACH OF THE CONFIDENTIALITY OBLIGATIONS UNDER SECTION 15, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR LOST PROFITS OR FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, OR (B) FOR ANY AMOUNT IN THE AGGREGATE GREATER THAN THE TOTAL AMOUNTS PAID OR PAYABLE TO BOLT HEREUNDER.

12. Intellectual Property (IP) Ownership Rights. The Parties acknowledge and agree that, except for the licenses expressly granted herein, Bolt shall own all right, title and interest in all intellectual property in the bSilk Powder, all intellectual property in the the bSilk Mark and all marks incorporating the bSilk Mark (including without limitation, designs, stylizations, word marks, or other indications of source used in conjunction with the bSilk Mark), and all other bSilk Intellectual Property. For purposes of this Agreement, bSilk Powder shall be deemed to include all intellectual property, inventions, discoveries, works of authorship, and derivative works, whether or not patentable and whether or not made, conceived or reduced to practice by Bolt alone or jointly with others, that relate to Bolt's proprietary bSilk Powder, together with all progeny, derivatives, parts, uses, and related information thereof and thereto. For avoidance of doubt, the Parties acknowledge and agree that Bolt shall own all right, title, and interest in any discoveries, improvements, processes, “know-how,” or protocols that incorporate, benefit, or improve the bSilk Powder and any processes for bSilk Powder that are not generally known. VEGAMOUR shall have a non-transferable, non-sublicensable license to use the bSilk Intellectual Property for the term of this Agreement as necessary solely for VEGAMOUR to develop, manufacture, and distribute Haircare Products for sale in the United States. VEGAMOUR shall use reasonable efforts to place all appropriate intellectual property notices, markings, and indicia, including Trademark Marking (the “Markings”) on any products sold by or developed by VEGAMOUR integrating bSilk Powder under this Agreement and/or associated marketing literature, to the extent permitted by applicable law in the Territory if such Markings impact recoveries of damages or equitable remedies available with respect to infringement of IP.

13. Use of Name and Logo in Promotional Materials. Except for purposes of Markings, neither Party is authorized to use the name(s) and/or logo(s) of the other Party for publicity and/or marketing without the written consent of such Party. To the extent either Party uses marketing, advertising, or other promotional materials that reference the other Party or the other Party's brands, trade names, and trademarks, except for purposes of Markings (the “Promotional Materials”), such Party shall submit such Promotional Materials to the other Party for its prior written approval, which will not be unreasonably withheld or delayed.

14. No Publication. The Parties' acknowledge Bolt's interest in obtaining valid patent protection and in protecting business interests and patentable information. Consequently, VEGAMOUR shall not publicize or disclose to any third party any research results (including raw and summarized), documentation, accounts, notes, data, formulations, analyses, information, records, or reports, and other information or data that is generated under this Agreement (the “Results”), without the written consent of Bolt, which will not be unreasonably withheld or delayed. A publication includes, but is not limited to, academic, scientific, medical, marketing, patent, or other publication or presentation that contains or refers to information related to the bSilk protein, bSilk Powder, or Results generated under this Agreement. Without limiting the generality of the foregoing, no press releases may be made without the mutual written consent of each Party.

15. Confidentiality.

a. Definition. “Confidential Information” means any confidential or proprietary information disclosed in any format or medium by or on behalf of either Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with the performance of this Agreement. Confidential Information shall include the terms and conditions of this Agreement, the business and trade concept of each Party or information in connection with the business of such Party disclosed or learned by Receiving Party in the course of its performance hereunder. The confidentiality obligations described herein shall commence on the date of disclosure and shall continue: (i) for Confidential Information which qualifies as a trade secret under applicable law, at all times thereafter so long as such Confidential Information qualifies as a trade secret; and (ii) for all other Confidential Information, for a period of five (5) years following the expiration or termination of this Agreement.

b. Restrictions on Use and Disclosure. Receiving Party agrees to: (a) keep the Confidential Information strictly confidential and to be bound to secrecy with respect to such Confidential Information; (b) use the Confidential Information solely for the purpose of this Agreement; and (c) protect the confidentiality of the Confidential Information with at least the same degree of care used to protect its own similar confidential and/or proprietary information from unauthorized use or disclosure, but in no event with less than reasonable care. Receiving Party recognizes and acknowledges the competitive value and confidential nature of this Agreement and the damage that could result to the Disclosing Party if any Confidential Information is disclosed by Receiving Party or its Representatives (as defined below) to any third party, except as expressly permitted herein.

c. Exceptions. Confidential Information shall not include information which: (a) 1s legally known to Receiving Party on a nonconfidential basis before receipt thereof under this Agreement, as evidenced by Receiving Party's written records; (b) is disclosed to Receiving Party after the Effective Date by a third party having a right to make such disclosure in a nonconfidential manner; (c) is or becomes part of the public domain through no breach of this Agreement by Receiving Party or its Representatives; or (d) is independently developed by Receiving Party without use of the Disclosing Party's Confidential Information.

d. Permitted Disclosures. Receiving Party may disclose Confidential Information to its employees (collectively, “Representatives”) who need to know the Confidential Information for the purpose of performing this Agreement and who are informed of the confidential nature of the Confidential Information and who have agreed in writing to keep the Confidential Information confidential in accordance with the terms and conditions of this Agreement. Receiving Party shall be liable for any unauthorized use or disclosure of the Confidential Information by any Representative. Nothing in this Agreement shall be construed to restrict Receiving Party from disclosing Confidential Information as required by law or court order or other governmental order, provided that Receiving Party shall timely inform Disclosing Party of such disclosure and use all reasonable efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible.

e. Return of Confidential Information. Upon Disclosing Party's request, Receiving Party shall, at Disclosing Party's election, return to Disclosing Party or destroy (and confirm such destruction in writing) all of the Confidential Information then in Receiving Party's possession or control.

16. Termination Events. This Agreement shall terminate (a) upon the expiration of the Term as provided in Section 1, (b) immediately by mutual written agreement of the Parties to terminate this Agreement, (c) for any reason upon thirty (30) days' written notice by either Party to the other, or (d) in accordance with the terms of Section 17 below regarding breach. Fallowing any expiration or termination hereof, and notwithstanding anything else, VEGAMOUR shall have the right to continue to sell or otherwise distribute all Haircare Products then in its inventory that were produced using bSilk Powder prior to such expiration or termination.

17. Breach. If either Party breaches any of the material terms, conditions, provisions or covenants of this Agreement, including, without limitation, failure to pay any payment of money required hereunder, the other Party will have the right to notify the breaching Party in writing of such breach and the breaching Party will have thirty (30) days after receipt of such notice to remedy such breach. If either Party fails to remedy any such breach within the cure period, the non-breaching Party will have the right to terminate this Agreement immediately upon written notice to the other Party, and such non-breaching Party will have all rights and remedies at law and in equity.

18. Miscellaneous.

a. Assignment. VEGAMOUR may not sell, assign or transfer its rights under this Agreement without the prior written consent of Bolt, in its sole and absolute discretion.

b. Entire Agreement. The Recitals are expressly incorporated herein by reference and made a part hereof. This document sets forth the entire agreement of the Parties concerning the transactions described herein and supersedes all prior representations and agreements of any kind. No agreements, commitments or understandings varying any term, provision, covenant or condition hereof will be binding upon either Party unless made in writing and signed by officers of both Parties. Failure to enforce any provision of this Agreement in any instance will not be deemed a waiver of such provision in the same instance or in any other instance.

c. Waiver. Any of the terms or conditions of this Agreement that can be lawfully waived may be waived in writing at any time by the Party who is entitled to the benefits of such term or condition. However, any waiver of any of the provisions or obligations of this Agreement by either Party will be binding only if set forth in an instrument in writing signed by or on behalf of the Party waiving such provisions or obligations. No failure to enforce any provision or obligation of this Agreement will be deemed to, or will, constitute a waiver of such provision and no waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision or obligation of this Agreement, nor will such waiver constitute a continuing waiver.

d. Severability. In the event that any prov1s10n of this Agreement becomes unenforceable or invalid under any applicable law or ruling, such provision will be changed and interpreted so as to best accomplish the objectives of such provision within the bounds of such applicable law or ruling. All remaining provisions of this Agreement will continue in full force and effect.

e. Choice of Law/Venue.

(i) This Agreement and any claim or controversy arising hereunder will be governed by and construed in accordance with the internal laws of the State of California, without any reference to any principles of conflict of laws.

(ii) Any cause of action between the Parties, whether under this Agreement or otherwise, may be brought only in a court having jurisdiction and venue in Oakland County for state court causes of action and in the U.S. District Court, Northern District of California for federal court causes of action. Both Parties waive any objection on the basis of personal jurisdiction or venue.

(iii) In any legal action or proceeding arising out of or related to this Agreement, in addition to any other relief to which the prevailing Party may be entitled, the prevailing Party shall be entitled to recover all of it costs and expenses (including, but not limited to, reasonable attorneys' fees and expenses, court costs, witness and expert witness fees and expenses, fees relating to alternative dispute resolution and others) incurred in connection with or with respect to the action or proceeding. The Parties agree that the reasonableness of the attorneys' fees and expert witness fees will be determined by the court, after the verdict is rendered.

f. Independent Counsel. Each Party has had the opportunity to be separately represented by independent counsel prior to the execution of this Agreement. Any ambiguities in this Agreement will not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the parties at the time of contracting.

g. Independent Contractors. VEGAMOUR is at all times an independent party and not an employee, agent or partner of Bolt. Neither Party has authority to act for or on behalf of the other Party, may not hold itself out as an agent of the other Party, and may not sign any contracts purporting to bind the other Party. Each Party warrants that it has the means, including any necessary offices, staff, governmental authorizations, bonds, permits, and licenses to carry out its activities under this Agreement.

h. Time is of the Essence. Both parties acknowledge that time is of the essence in each and every provision of this Agreement.

i. Force Majeure. Neither Party will be liable for any failure or delay in performing an obligation under this Agreement that is due to any of the following causes, to the extent beyond its reasonable control: acts of God, accident, riots, war, terrorist act, epidemic, pandemic, quarantine, civil commotion, breakdown of communication facilities, breakdown of web host, breakdown of internet service provider, natural catastrophes, governmental acts or omissions, changes in laws or regulations, national strikes, fire, explosion, generalized lack of availability of raw materials or energy. For the avoidance of doubt, Force Majeure shall not include (a) financial distress nor the inability of either party to make a profit or avoid a financial loss, (b) changes in market prices or conditions, or (c) a Party's financial inability to perform its obligations hereunder.

j. Notices. All notices required or permitted to be given by a Party under this Agreement will be in writing, and will be hand-delivered, sent by overnight courier, or mailed by certified mail, postage prepaid, to the other Party at the addresses set forth below, or at such other address as a Party may have designated by notice, and will be effective upon hand delivery, upon receive by overnight courier, or five (5) business days after mailing, as the case may be.

To VEGAMOUR:	To Bolt:

With copies to:	Bolt Threads, Inc.
5858 Horton Street, Suite 400
Vegamour, Inc.	Emeryville, CA 94608
1035 Santee Street, Sixth Floor Los Angeles, CA 90015 Email:	Attn: [***] Email:

k. Legally Binding. The undersigned acknowledge that they have each reviewed the terms of this Agreement, and that they fully understand those terms. The signatories below are authorized on behalf of their respective Parties to execute this Agreement and intend that the Parties be legally bound by the provisions of this Agreement. This Agreement will not become effective until fully executed.

1. Compliance with Laws; Regulatory Matters. VEGAMOUR hereby represents and warrants to Bolt that it is, has been, and will be in connection with this Agreement in compliance in all material respects with each federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation or code of any governmental authority (each, a “Law”) that is or was applicable to it or to the conduct of its business, or to the ownership or use of any of its assets or properties. VEGAMOUR further represents and warrants to Bolt that neither it nor any of its directors, officers, employees, contractors, agents, or other person or entity acting on behalf of or at the direction of VEGAMOUR will, in connection with this Agreement or in any manner that could result in liability to Bolt, (i) violate any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), or (ii) make, offer to make, promise to make or authorize the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable law addressing matters comparable to those addressed by the FCPA implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”). Neither VEGAMOUR nor any of its directors, officers, employees, contractors, agents, or other person or entity acting on behalf of or at the direction of VEGAMOUR has been subject to any formal investigation by any governmental authority with regard to any Prohibited Payment.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Parties below have executed this Agreement as of the day and year first above written.

VEGAMOUR, INC.		BOLT THREADS, INC.

By:	/s/ Daniel Hodgdon	By:	/s/ Sue Levin
Name:	Daniel Hodgdon	Name:	Sue Levin
Title:	CEO	Title:	General Manager, BPC

BOLT THREADS	BOLTTHREADS.COM
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Proprietary & Confidential